ASSET EXCHANGE AGREEMENT between VALUE SUISSE INTERNATIONAL INVESTMENTS, INC., a Delaware Corporation ("Value Suisse Delaware") and VALUE SUISSE INVESTMENTS AG, a Swiss corporation ("Value Suisse AG"), Value Suisse Delaware and Value Suisse AG being sometimes referred to herein as the "Constituent Corporations".

WHEREAS, Value Suisse AG wishes to transfer certain of its assets to Value Suisse Delaware in exchange for voting stock of Value Suisse Delaware in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

WHEREAS, Value Suisse Delaware believes that it is in the best interest of the company and its shareholders to acquire the assets to be transferred by Value Suisse AG.

NOW, THEREFORE, Value Suisse Delaware and Value Suisse AG adopt this agreement and agree as follows:

1.  Transfer of Assets.  At the Closing  (as defined hereinafter), Value Suisse AG shall transfer and deliver to Value Suisse Delaware all right, title and interest in the properties listed on Schedule A attached to this agreement.

2.  Transfer of Value Suisse Delaware Shares.  At the Closing, Value Suisse Delaware shall deliver to Value Suisse AG or its order one or more certificates aggregating 18,000,000 shares of the voting common stock of Value Suisse Delaware, $.0001 par value per share, fully paid and non-assessable, valued at $0.10 USD per share, as payment in full for the transfer of assets by Value Suisse AG under this agreement.  Such shares shall be subject to a six-month lock-up beginning on the first day that the shares of Value Suisse Delaware shares are listed on the OTC or other exchange.

3.  Payment by Value Suisse AG.  Value Suisse AG shall pay $200,000 USD to Value Suisse Delaware.  Until such time as Value Suisse Delaware has notified Value Suisse AG of the bank, financial institution or other location to which such funds shall be delivered, Value Suisee AG shall keep the funds in its custody as restricted cash to be delivered upon such notification.

4.  Necessary Approvals.  Value Suisse Delaware and Value Suisse AG shall each take whatever actions are required under the laws of its place of its incorporation to cause the approval of this agreement.

5.  Closing

5.1           The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place at a time, date and location and in a manner mutually selected by the Constituent Corporations.  All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

Exhibit 2.1

Asset Exchange Agreement	Page number 2

5.2           Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

5.3           At the Closing, Value Suisse AG shall deliver to Value Suisse Delaware in satisfactory form, if not already delivered:

(i)	The assets specified in Schedule A attached to this agreement.

(ii)	Evidence of the $200,000USD held in a restricted account.

(iii)	All documents required to show the valid adoption of this agreement by Value Suisse AG under the laws, rules and regulations of its place of incorporation.

(iv)	Any other documents as may be specified herein or required to satisfy the conditions enumerated elsewhere herein.

5.4           At the Closing, Value Suisse Delaware shall deliver to Value Suisse AG in satisfactory form, if not already delivered:

(i)	18,000,000 shares of the common voting stock of Value Suisse Delaware in one or more certificates and such names as designated by Value Suisse.

(ii)	All documents required to show the valid adoption of this agreement by Value Suisse Delaware under the laws, rules and regulations of its place of incorporation.

(iii)	Any other documents as may be specified herein or required to satisfy the conditions enumerated elsewhere herein.

6.           Arbitration

The parties hereby agree that any and all claims arising out of this agreement (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future, will be resolved by arbitration before the American Arbitration Association.

Exhibit 2.1

Asset Exchange Agreement	Page number 3

7.  General Provisions

7.1  Further Assurances.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

7.2  Waiver.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

 7.3  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Value Suisse Delaware, to:

Tiber Creek Corporation
9454 Wilshire Boulevard
Suite 612
Beverly Hills, California  90212

If to Value Suisse AG, to

Mohammed AbuTaha
Value Suisse Investments AG
Blegistrasse 9
6340 Baar
Zurich, Switzerland

 7.4    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

  7.5   Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

   7.6  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

    7.7  Effective Date.  This effective date of this Agreement shall be April 8,  2010.

Exhibit 2.1

Asset Exchange Agreement	Page number 4

    IN WITNESS WHEREOF, the parties have executed this Agreement.

VALUE SUISSE DELAWARE

By /s/ Mohammed AbuTaha

VALUE SUISSE AG

By /s/ Mohammed AbuTaha

Exhibit 2.1

Schedule A to Asset Exchange Agreement between
Value Suisse International Investments, Inc. and
Value Suisse Investments AG

1.  The complete and fully operating online messaging system named  Joy-Vita.com, including all right and title and interest to the domain name ownership and source code ownership and all information and references concerning such messaging system including, but not limited to, operational manuals, research logs and materials, instructions, design information, computer, internet and intellectual data, drawings, drafts, hardware, ancillary software, reference materials, memoranda, and all and any related or associated document, drawing, intellectual information data, design or other related information.

2.  The complete and fully operating online marketing system named V-points.com, including all right and title and interest to the domain name ownership and source code ownership and all information and references concerning such marketing system including, but not limited to, operational manuals, research logs and materials, instructions, design information, computer, internet and intellectual data, drawings, drafts, hardware, ancillary software, reference materials, memoranda, and all and any related or associated document, drawing, intellectual information data, design or other related information.

3.  The complete and fully operating online industrial and agricultural directory, currently under development, including the domain name, data, and source code ownership and all information and references concerning such directory including, but not limited to, operational manuals, research logs and materials, instructions, design information, computer, internet and intellectual data, drawings, drafts, hardware, ancillary software, reference materials, memoranda, and all and any related or associated document, drawing, intellectual information data, design or other related information.

[END]

Exhibit 2.1